EXHIBIT l
                              SUBSCRIPTION AGREEMENT




                                                             June 30, 2003

To the Board of Directors of Frank Value Fund, Inc.:

To provide the initial capital for Frank Value Fund, Inc. (the "Fund"), the persons listed below (the "Undersigned") have agreed to purchase shares of the Fund in the amounts listed below.

The Undersigned agree that their funds are for investment purposes only and with no present intention of reselling or redeeming their shares for at least one year from the date of this agreement, although the Undersigned intend to hold their shares much longer.


Name(s)                     Amount Invested     Signature(s)           Date
-------------------------------------------------------------------------------
Alfred C. Frank             $6,857.80           /s/ Alfred C. Frank    6/30/03

Brian J. Frank              $25,000.00          /s/ Brian J. Frank     6/30/03

Nadine A. Frank &           $40,000.00          /s/ Nadine A. Frank    6/30/03
Alfred E. Frank                                 /s/ Alfred E. Frank    6/30/03

Matthew V. Frank            $20,000.00          /s/ Matthew V. Frank   6/30/03

Nadine A. Frank custodian   $8,142.20           /s/ Nadine A. Frank    6/30/03
for Maria N. Frank

Total:                      $100,000.00